Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045


                                 November, 2001


Dear Shareholders,

         This letter provides a brief update on our financial performance through the third quarter of 2001 and other news of Wintrust Financial Corporation. We have also attached the October 16, 2001 news release of our earnings for the quarter ended September 30, 2001 for your information.

PERSONAL COMMENT

         We are all devastated by the events of September 11th. Our prayers go out to all of the folks and families who were affected by this tragedy. And our sincerest thanks go out to those heroes out there who risked their lives for their fellow citizens and who continue to serve our country during these trying times.

         Our executives were personally touched by the loss of business associates at the firm of Keefe, Bruyette and Woods. Keefe, Bruyette and Woods supports Wintrust Financial Corporation with research, trading and investment advice. Our heartfelt wishes go out to their firm as they rebuild both their business and their personal lives.

         You should be aware that Wintrust remains strong. We operate a diversified company in communities that have been reasonably well insulated in the slowing economy. We think we are positioned well to deal with the uncertain economy and world events.

FINANCIAL HIGHLIGHTS

         In the face of a challenging economic environment, we again achieved record growth in earnings and assets for this quarter. Below is a summary of our financial results and accomplishments for the period ended September 30, 2001 (earnings and performance ratio comparisons to the prior year exclude the impact of the non-recurring charge recorded in the third quarter of 2000):

o Net income reached $5.0 million for the quarter ended September 30, 2001, an increase of 38% over the third quarter of 2000;

o On a per share basis, net income totaled $0.49 per diluted common share for the third quarter of 2001, a 20% increase as compared to the year ago quarter; and, on a year-to-date basis, net income per common share totaled $1.40 compared to $1.12 in 2000, a 25% increase;

o For the first nine months of 2001, return on average equity increased to 15.44%, an increase from 13.94% recorded for the first nine months of 2000;

o The increases in earnings and return on equity include the impact of the additional 992,500 shares issued near the end of the second quarter of 2001. The shares were issued in a secondary common stock offering conducted to raise additional capital to support the growth of our Company as noted below;

o Total assets rose to $2.52 billion as of September 30, 2001, an increase of $519 million, or 26%, compared to a year ago;

o Total deposits reached $2.18 billion for the quarter, an increase of $458 million, or 27%, compared to September 30, 2000;

o Total loans grew to $1.85 billion as of September 30, 2001, an increase of $361 million, or 24%, compared to a year ago; and

o Our net overhead ratio, a measure of operating efficiency, improved to 1.52% from 1.90% in the prior year quarter.

INCOME AND EARNINGS

         While the interest rate environment continued to be volatile with nine rate cuts by the Federal Reserve Bank so far this year including two during the third quarter, our net interest margin declined just slightly. However, our net interest income increased 23% as compared to the prior year due to strong growth in our earning asset base. The likelihood of additional rate cuts by the Federal Reserve Bank will apply slight pressure to our net interest margin in the near term. We think we are well positioned to deal with this unprecedented rate environment and our net interest margin should benefit in the event that rates begin to rise in 2002.

         Non-interest income continued to grow and totaled $7.1 million in the third quarter, an increase of 58% over the prior year. The growth in this category was mainly a result of a higher level of fees from originating and selling residential mortgage loans into the secondary market, an increase in income from premium finance receivables which were sold to an unrelated third party, and enhanced fee income received from active management of our investment portfolio. Our non-interest revenues comprised 27% of our net revenues in the third quarter of 2001 compared to 22% in the third quarter of 2000. We continue to strive to diversify our revenue streams so we can weather any adverse economic conditions that may impact a section of our operating earnings.

         Non-interest expenses totaled $16.3 million for the third quarter of 2001, representing a 10% decline over a year ago. The prior year results reflect a non-recurring charge of $4.5 million attributable to the fraud perpetrated against the Company's premium finance subsidiary. Excluding this non-recurring charge, non-interest expense increased $2.7 million, or 20%, from prior year quarter. This increase in total non-interest expenses supported the 30% increase in net revenues from the prior year quarter.

         The following graph illustrates our earnings per share growth on a quarterly basis over the last three years, excluding the non-recurring charge in the third quarter of 2000. We are proud of this consistent growth in quarterly earnings per share.

       *** EARNINGS PER SHARE GROWTH ON QUARTERLY BASIS GRAPH OMITTED ***

YEAR-TO-DATE PERFORMANCE VERSUS GOAL

         At Wintrust, we set aggressive goals and evaluate our performance versus those goals. Reaching these financial goals over the next few years will make our Company a high performing bank relative to its peers. We have made good progress towards achieving most of these goals and expect continued improvement as our young franchises-- the de novo community banks, and our other subsidiaries Wintrust Asset Management, First Insurance Funding and Tricom--mature. Although our Core Net Interest Margin has declined slightly this year due to the precipitous cuts in interest rates by the Federal Reserve Bank (see detailed discussion on pages 4 & 5 of our attached earnings release), the following performance statistics indicate that we are making overall improvement in these areas.

                                                                          QUARTER ENDED
                                              -----------------------------------------------------------------------
                                              SEPT. 30,    JUNE 30,     MAR. 31,   DEC. 31,   SEPT. 30,    JUNE 30,

                                     GOAL        2001        2001         2001       2000      2000(1)       2000
                                     ----        ----        ----         ----       ----      ----          ----

Core Net Interest Margin (2)       4 - 4.5%     3.69%        3.84%       3.94%       3.93%      3.92%       3.94%

Net Overhead Ratio                 1.5 - 2%     1.52%        1.61%       1.75%       1.90%      1.90%       1.89%

Return on Average Equity           20 - 25%     14.87%      16.21%       15.39%     15.44%      14.74%      13.86%

Return on Average Assets             1.5%       0.83%        0.79%       0.75%       0.75%      0.75%       0.75%

Earnings per diluted
   Common share                                 $0.49        $0.48       $0.44       $0.43      $0.41       $0.37

Non-Performing Assets
   as a percent of total assets                 0.54%        0.55%       0.64%       0.46%      0.35%       0.33%
----------------------------

(1) Excludes the impact of a one-time charge of $4.5 million ($2.7 million after tax).
(2) By definition, our Core Net Interest Margin excludes the impact of interest expense associated with the Company's Trust Preferred Securities offerings.

NON-PERFORMING ASSETS

         In this slowing economic environment, many people inquire about the quality of our loan portfolio and whether we are experiencing any difficulties with our borrowers. We are pleased to report that the status of credit quality remains good. Although we have seen a handful of delinquencies on residential real estate and home equity loans, each of these loans is very well secured by the borrowers' principal residence. The delinquencies related to our commercial and commercial real estate loan portfolios remain low and are quite manageable. We spend considerable time monitoring the quality of our loan portfolio and will continue to apply high standards when originating new loans.

DE NOVO EXPANSION ACTIVITIES

         We continue to make good progress on a number of new facilities of our existing banks. The investment we make in these new facilities will add to our de novo growth and profitability in the future.

o NorthShore Community Bank & Trust's newly renovated Winnetka facility, which was opened in August, is off to a great start. Customers really like the convenience of having an ATM and safe deposit boxes in their new, more conveniently located facility.

o Hoffman Estates Community Bank, a branch of Barrington Bank & Trust, opened in September 2001. At the writing of this letter, they have already reached $10 million in assets. This full service facility, with drive-through banking lanes, has been well received by the community.

o Northbrook Bank & Trust is on track to be the fastest growing Wintrust bank, with assets of $68 million at the time of this writing.
         Construction on Northbrook Bank & Trust's new full service main facility is scheduled to be completed and opened in early 2002.

o Wauconda Community Bank, a branch of Libertyville Bank & Trust, is well along in the construction of a new permanent main bank and drive-through facility on our property centrally located across the street from the big bank competitor in town. We should be able to move into this new facility late in the first quarter 2002.

o Construction has begun on Riverside Bank, a branch of Hinsdale Bank & Trust. Riverside, Illinois is an affluent community northeast of Hinsdale Bank & Trust's current marketing area.

o McHenry Bank & Trust, a branch of Crystal Lake Bank & Trust, continues to grow rapidly, with assets over $37 million. Construction will be starting soon on their permanent location with drive-through banking lanes.

o        Libertyville  Bank & Trust is also  moving  ahead with  design of a new
         full  service  facility  to  attract  and  accommodate   residents  and
         businesses in the southern portion of Libertyville.

EARNINGS POTENTIAL OF OUR ORGANIZATION

         One of the reasons our earnings and balance sheet show consistent growth is the de novo growth strategy we have employed thus far in our history. Our de novo banks have generally produced approximately $50 million of asset growth per year. The chart below demonstrates that growth and shows that all banks contribute to our growth in a similar fashion.

               *** BANK CONTRIBUTIONS TO GROWTH CHART OMITTED ***


With growth comes continued improvement in overall profitability because we more effectively utilize the infrastructure established for each de novo bank. For example, for the nine months ended September 30, 2001 and 2000, the return on average assets of each of our subsidiary banks was as follows:

         Bank                                      Year Est.          2001             2000
         ----                                      ---------          ----             ----
         Lake Forest Bank & Trust *                  1991              1.6%             1.3%
         Hinsdale Bank & Trust                       1993              1.2%             1.3%
         North Shore Community Bank & Trust          1994              1.0%             0.8%
         Libertyville Bank & Trust                   1995              0.9%             0.7%
         Barrington Bank & Trust                     1996              0.7%             0.6%
         Crystal Lake Bank & Trust                   1997              0.3%             0.1%
         Northbrook Bank & Trust                     2000             (1.2%)            N/A

* - exclusive of non-recurring charge at its premium finance subsidiary in the third quarter of 2000

As can be seen above, the profitability of our banks increases with maturity. Because we use the same general "recipe" for starting and growing each of our banks, we think that the younger banks should achieve increased profitability as they mature. If we can achieve the increased performance as assets grow, the organization will experience significant increases in earnings.

SELLERS OF WINTRUST STOCK

         With the substantial rise in our stock price this year, we have experienced occasional volatility when a shareholder has sold stock in a manner that we believe is not beneficial to either the shareholder or the Company. Occasionally, a shareholder has entered a sales order to a broker and has not given the broker a minimum sales price per share (a "limit order") and the broker has impatiently "dumped" the shares at a time when there has not been sufficient demand. The occasional supply and demand imbalance coupled with sales orders at the market price rather than with a limit order has caused unusual stock price volatility on these days. Accordingly, if you must sell, we strongly encourage you to consider using a limit order and, if possible, use one of Wintrust's primary market makers as your broker. Our primary market makers generally have demands in place for our stock and can handle your supply in a more orderly manner.

         Our primary market makers currently are:

   o    Advest, Inc.                       o    First Union Securities, Inc.
   o    Howe Barnes Investments, Inc.      o    Stifel, Nicolaus & Company, Inc.
   o    U.S. Bancorp Piper Jaffray         o    William Blair & Company


SUMMARY

         In summary, we are very pleased with the continued growth in earnings and assets thus far in 2001. We are working diligently to continue our unique growth story while improving our earnings level.

                                            Yours truly,



         /s/ John S. Lillard                         /s/ Edward J. Wehmer
         John S. Lillard                             Edward J. Wehmer
         Chairman                                    President and CEO


--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This letter contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, the ability to attract and retain experienced senior management, and the ability to recover on the loss resulting from the fraudulent loan scheme perpetrated against the Company's premium finance subsidiary. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.
--------------------------------------------------------------------------------

                         Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045


NEWS RELEASE

FOR IMMEDIATE RELEASE                                           October 16, 2001
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Executive Vice President & Chief Financial Officer
(847) 615-4096
Website address:  www.wintrust.com


               WINTRUST FINANCIAL CORPORATION REPORTS 38% INCREASE
               ---------------------------------------------------
               IN THIRD QUARTER EARNINGS OVER PRIOR YEAR QUARTER,
               --------------------------------------------------
                   EXCLUDING PRIOR YEAR'S NON-RECURRING CHARGE
                   -------------------------------------------


         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced net income of $5.0 million for the quarter ended September 30, 2001, an increase of $1.4 million, or 38%, compared to $3.6 million (excluding a non-recurring charge) recorded in the third quarter of 2000. On a per share basis, net income for the third quarter of 2001 totaled $0.49 per diluted common share, an increase of $0.08 per share, or 20%, as compared to the 2000 third quarter total of $0.41 (excluding a non-recurring charge) per diluted common share. The lower growth rate in the earnings per share as compared to net income was due to the issuance of 992,500 additional shares of common stock in June 2001. Return on average equity for the third quarter of 2001 was 14.87%, reflecting a slight decrease from the 16.21% reported for the second quarter of 2001 due to the issuance of the additional common equity in June 2001.

         For the first nine months of 2001, net income totaled $13.3 million, or $1.40 per diluted common share, an increase of $3.2 million, or 32%, when compared to the same period of 2000, excluding the non-recurring charge reported in 2000. Return on average equity for the first nine months of 2001 was 15.44%.

           "We are pleased with the continued growth in earnings and assets," said Edward J. Wehmer, President and Chief Executive Officer. "We have increased our earnings per share from the previous quarter despite increasing our average outstanding shares from the previous quarter by 11%. We are comfortable that we will be able to meet or exceed the analysts' consensus earnings estimate for 2001 of $1.86 per share."

           Total assets increased to $2.5 billion at September 30, 2001, an increase of $519 million, or 26%, compared to $2.0 billion a year ago, and an increase of $413 million, or 20%, from $2.1 billion as of December 31, 2000. Total loans grew to $1.8 billion as of September 30, 2001, a $361 million, or 24%, increase over the $1.5 billion balance a year

                                    - more -
earlier, and a $290 million, or 19%, increase over the $1.6 billion balance as of December 31, 2000. Total deposits as of September 30, 2001 were $2.2 billion, an increase of $458 million, or 27%, as compared to $1.7 billion as of September 30, 2000, and an increase of $358 million, or 20%, from the December 31, 2000 balance of $1.8 billion.

           For the first nine months of the year, Wintrust's key operating measures continue to show significant strength and growth rates in 2001 as compared to the prior year, as evidenced by the table below:


                                                              Nine months            Nine months
                                                                 ended                  ended
      Dollars in thousands, except per share data               9/30/01                9/30/00                 Improvement
      -------------------------------------------               -------                -------                 -----------

      Net income*                                              $  13,275              $  10,067                    31.9%
      Net income per common share - Diluted*                   $    1.40              $    1.12                    25.0%

      Net revenues                                             $  75,763              $  57,632                    31.5%
      Net interest income                                      $  54,421              $  44,357                    22.7%

      Net interest margin                                          3.57%                  3.67%                    (2.7%)
      Core net interest margin                                     3.82%                  3.90%                    (2.1%)
      Net overhead ratio*                                          1.62%                  1.88%                    13.8%
      Efficiency ratio*                                           63.86%                 66.40%                     3.8%
      Return on average assets*                                    0.79%                  0.75%                     5.3%
      Return on average equity*                                   15.44%                 13.94%                    10.8%

      At end of period
      ----------------
      Total assets                                           $ 2,515,396            $ 1,996,306                    26.0%
      Total loans, net of unearned income                    $ 1,847,724            $ 1,486,929                    24.3%
      Total deposits                                         $ 2,184,309            $ 1,725,892                    26.6%


      Book value per common share                               $  14.27               $  11.31                    26.2%
      Market price per common share                             $  31.05               $  17.00                    82.6%

* Excludes non-recurring charge of $4.520 million ($2.727 million after tax) reported in the third quarter of 2000.


         Wintrust is a multi-bank holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank and Trust Company, Hinsdale Bank and Trust Company, North Shore Community Bank and Trust Company in Wilmette, Libertyville Bank and Trust Company, Barrington Bank and Trust Company, Crystal Lake Bank and Trust Company and Northbrook Bank and Trust Company. The banks also operate facilities in Lake Bluff, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, McHenry and Hoffman Estates, Illinois. Additionally, the Company operates three non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, N.A., a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking

                                    - more -
location. Tricom, Inc. provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Currently, Wintrust operates a total of 29 banking offices and is in the process of constructing several additional banking facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

                                      # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
----------------------------------------------------------------------------------------------------------------------------------
                                                                       THREE MONTHS                       NINE MONTHS
                                                                   ENDED SEPTEMBER 30,                ENDED SEPTEMBER 30,
                                                                  2001              2000            2001               2000
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
  (AT END OF PERIOD):
  Total assets                                                   $ 2,515,396       $ 1,996,306
  Total deposits                                                   2,184,309         1,725,892
  Total loans, net of unearned income                              1,847,724         1,486,929
  Notes payable                                                       33,000            33,250
  Long-term debt - trust preferred securities                         51,050            51,050
  Total shareholders' equity                                         138,024            97,370
----------------------------------------------------------------------------------------------------------------------------------

SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                              $  19,130         $  15,640       $  54,421          $  44,357
  Net revenues                                                        26,231            20,133          75,763             57,632
  Income before taxes and cumulative effect of accounting change       7,792               700          21,169             10,837
  Net income before cumulative effect of accounting change             5,008               899          13,529              7,340
  Net income                                                           5,008               899          13,275              7,340
  Net income per common share - Basic                                   0.52              0.10            1.48               0.84
  Net income per common share - Diluted                                 0.49              0.10            1.40               0.82
----------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
  Net interest margin                                                  3.46%             3.62%           3.57%              3.67%
  Core net interest margin (1)                                         3.69%             3.92%           3.82%              3.90%
  Non-interest income to average assets                                1.17%             0.93%           1.27%              0.98%
  Non-interest expense to average assets                               2.69%             3.77%           2.89%              3.20%
  Net overhead ratio                                                   1.52%             2.84%           1.62%              2.21%
  Net overhead ratio - excluding fraud charge, net (2)                 1.52%             1.90%           1.62%              1.88%
  Efficiency ratio                                                    61.61%            89.06%          63.86%             74.18%
  Return on average assets                                             0.83%             0.19%           0.79%              0.54%
  Return on average equity                                            14.87%             3.66%          15.44%             10.16%

  Average total assets                                           $ 2,405,547       $ 1,912,403     $ 2,245,797        $ 1,801,905
  Average shareholders' equity                                       133,635            97,843         114,934             96,459
  Average loan-to-average deposit ratio                                87.3%             87.0%           87.5%              87.8%

Common Share Data at end of period:
  Market price per common share                                     $  31.05          $  17.00
  Book value per common share                                       $  14.27          $  11.31
  Common shares outstanding                                        9,673,275         8,607,899

Other Data at end of period:
  Number of:
    Bank subsidiaries                                                      7                 6
    Non-bank subsidiaries                                                  3                 3
    Banking offices                                                       29                27

----------------------------------------------------------------------------------------------------------------------------------

(1) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.
(2) Excludes non-recurring charge of $4.52 million reported in the third quarter of 2000.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
(In thousands)


                                                                     SEPTEMBER 30,        December 31,        September 30,
                                                                          2001                2000                 2000
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                    $  56,169            $  65,413           $  52,097
Federal funds sold and securities purchased under resale agreements          184,632              164,641              16,624
Interest-bearing deposits with banks                                             156                  182                 180
Available-for-Sale securities, at fair value                                 296,442              193,105             318,585
Loans, net of unearned income                                              1,847,724            1,558,020           1,486,929
    Less: Allowance for possible loan losses                                  13,094               10,433              10,231
------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                              1,834,630            1,547,587           1,476,698
Premises and equipment, net                                                   94,958               86,386              83,843
Accrued interest receivable and other assets                                  38,155               34,722              37,331
Goodwill and other intangible assets, net                                     10,254               10,770              10,948
------------------------------------------------------------------------------------------------------------------------------

    Total assets                                                         $ 2,515,396           $2,102,806          $1,996,306
==============================================================================================================================


Liabilities and Shareholders' Equity
Deposits:
  Non-interest bearing                                                     $ 209,276            $ 198,319           $ 184,821
  Interest bearing                                                         1,975,033            1,628,257           1,541,071
------------------------------------------------------------------------------------------------------------------------------
    Total  deposits                                                        2,184,309            1,826,576           1,725,892

Short-term borrowings                                                         38,358               43,639              41,910
Federal Home Loan Bank advances                                               30,000                    -                   -
Notes payable                                                                 33,000               27,575              33,250
Long-term debt - trust preferred securities                                   51,050               51,050              51,050
Accrued interest payable and other liabilities                                40,655               51,690              46,834
------------------------------------------------------------------------------------------------------------------------------

    Total liabilities                                                      2,377,372            2,000,530           1,898,936
------------------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
  Preferred stock                                                                  -                    -                   -
  Common stock                                                                 9,673                8,857               8,850
  Surplus                                                                    102,536               83,710              83,612
  Common stock warrants                                                           99                  100                 100
  Treasury stock, at cost                                                          -               (3,863)             (3,863)
  Retained earnings                                                           25,831               13,835              10,020
  Accumulated other comprehensive loss                                          (115)                (363)             (1,349)
------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                               138,024              102,276              97,370
------------------------------------------------------------------------------------------------------------------------------

    Total liabilities and shareholders' equity                           $ 2,515,396           $2,102,806          $1,996,306
==============================================================================================================================

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                         THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                            SEPTEMBER 30,           SEPTEMBER 30,
                                                                          2001        2000        2001         2000
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                              $ 38,425     $34,160   $ 112,830    $ 93,962
  Interest bearing deposits with banks                                           1           4           4          24
  Federal funds sold and securities purchased under resale agreements        1,413         320       3,731       1,056
  Securities                                                                 2,690       4,424       9,136      11,249
-----------------------------------------------------------------------------------------------------------------------
    Total interest income                                                   42,529      38,908     125,701     106,291
-----------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Interest on deposits                                                     21,290      20,949      64,885      55,847
   Interest on Federal Home Loan Bank advances                                 265           -         265           -
   Interest on short-term borrowings and notes payable                         557       1,032       2,267       3,232
   Interest on long-term debt - trust preferred securities                   1,287       1,287       3,863       2,855
-----------------------------------------------------------------------------------------------------------------------
     Total interest expense                                                 23,399      23,268      71,280      61,934
-----------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                         19,130      15,640      54,421      44,357
Provision for possible loan losses                                           2,100       1,307       6,002       3,671
-----------------------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses                17,030      14,333      48,419      40,686
-----------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
  Fees on mortgage loans sold                                                1,725         792       5,197       2,017
  Service charges on deposit accounts                                          637         478       1,790       1,426
  Trust and asset management fees                                              486         508       1,459       1,474
  Gain on sale of premium finance receivables                                1,265         640       3,656       2,877
  Administrative services revenue                                              995       1,184       3,137       3,338
  Net securities gains (losses)                                                (57)        (69)        315         (94)
  Other                                                                      2,050         960       5,788       2,237
-----------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                7,101       4,493      21,342      13,275
-----------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
  Salaries and employee benefits                                             9,031       7,139      26,244      20,267
  Occupancy, net                                                             1,238         961       3,660       3,111
  Equipment expense                                                          1,561       1,360       4,627       3,646
  Data processing                                                              860         735       2,512       2,114
  Advertising and marketing                                                    411         327       1,144         898
  Professional fees                                                            459         478       1,524       1,130
  Amortization of intangibles                                                  169         178         516         535
  Premium finance defalcation                                                    -       4,520           -       4,520
  Other                                                                      2,610       2,428       8,365       6,903
-----------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                              16,339      18,126      48,592      43,124
-----------------------------------------------------------------------------------------------------------------------

Income before taxes and cumulative effect of accounting change               7,792         700      21,169      10,837
Income tax expense (benefit)                                                 2,784        (199)      7,640       3,497
-----------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of accounting change                         5,008         899      13,529       7,340
Cumulative effect of change in accounting for derivatives, net of tax            -           -         254           -
-----------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                 $ 5,008       $ 899    $ 13,275     $ 7,340
=======================================================================================================================

BASIC EARNINGS PER SHARE:
  Income before cumulative effect of accounting change                      $ 0.52      $ 0.10      $ 1.51      $ 0.84
  Cumulative effect of accounting change, net of tax                             -           -        0.03           -
-----------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - BASIC                                         $ 0.52      $ 0.10      $ 1.48      $ 0.84
=======================================================================================================================

DILUTED EARNINGS PER SHARE:
  Income before cumulative effect of accounting change                      $ 0.49      $ 0.10      $ 1.43      $ 0.82
  Cumulative effect of accounting change, net of tax                             -           -        0.03           -
-----------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - DILUTED                                       $ 0.49      $ 0.10      $ 1.40      $ 0.82
=======================================================================================================================

CASH DIVIDENDS DECLARED PER COMMON SHARE                                    $ 0.07      $ 0.05      $ 0.14      $ 0.10
=======================================================================================================================

Weighted average common shares outstanding                                   9,662       8,671       8,980       8,743
Dilutive potential common shares                                               638         252         496         226
-----------------------------------------------------------------------------------------------------------------------
Average common shares and dilutive common shares                            10,300       8,923       9,476       8,969
-----------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME

The following table presents a summary of the Company's net interest income and related net interest margin, calculated on a fully taxable equivalent basis for the quarters ended September 30, 2001 and 2000:

                                                     FOR THE QUARTER ENDED                        For the Quarter Ended
                                                       SEPTEMBER 30, 2001                          September 30, 2000
                                            -----------------------------------------    ----------------------------------------
(dollars in thousands)                           AVERAGE      INTEREST       RATE            Average       Interest      Rate
----------------------                      ---------------- ------------- ----------    --------------- ------------- ----------
Liquidity management assets (1) (2)              $372,353       $ 4,123         4.39%       $ 280,801       $ 4,766         6.75%
Loans, net of unearned income (2)               1,848,468        38,636         8.29        1,452,769        34,292         9.39
                                            ---------------- ------------- ----------    --------------- ------------- ----------
   Total earning assets                         2,220,821        42,759         7.64%       1,733,570        39,058         8.96%
                                            ---------------- ------------- ----------    --------------- ------------- ----------

Interest-bearing deposits                       1,905,097        21,290         4.43%       1,494,168        20,949         5.58%
Federal Home Loan Bank advances                    22,500           265         4.66               --            --           --
Short-term borrowings and notes payable            44,729           557         4.94           63,774         1,032         6.44
Long-term debt - trust preferred securities        51,050         1,287        10.09           51,050         1,287        10.08
                                            ---------------- ------------- ----------    --------------- ------------- ----------
   Total interest-bearing liabilities           2,023,376        23,399         4.59%       1,608,992        23,268         5.75%
                                            ---------------- ------------- ----------    --------------- ------------- ----------

Tax equivalent net interest income                             $ 19,360                                    $ 15,790
                                                             =============                               =============
Net interest margin                                                             3.46%                                       3.62%
                                                                           ==========                                  ==========
Core net interest margin(3)                                                     3.69%                                       3.92%
                                                                           ==========                                  ==========
-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. This total adjustment is $230,000 and $150,000 for the quarters ended September 30, 2001 and 2000, respectively.
(3) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.

The following table presents a summary of the Company's net interest income and related net interest margin, calculated on a fully taxable equivalent basis for the nine-month periods ended September 30, 2001 and 2000:

                                                   FOR THE NINE MONTHS ENDED                   For the Nine Months Ended
                                                       SEPTEMBER 30, 2001                          September 30, 2000
                                            -----------------------------------------    ---------------------------------------
(dollars in thousands)                           AVERAGE      INTEREST       RATE            Average       Interest      Rate
----------------------                      ---------------- ------------- ----------    --------------- ------------- ----------
Liquidity management assets (1) (2)              $331,602      $ 12,918         5.21%       $ 253,279      $ 12,386        6.53%
Loans, net of unearned income (2)               1,732,973       113,431         8.75        1,378,206        94,317        9.14
                                            ---------------- ------------- ----------    --------------- ------------- ---------
   Total earning assets                         2,064,575       126,349         8.18%       1,631,485       106,703        8.74%
                                            ---------------- ------------- ----------    --------------- ------------- ---------

Interest-bearing deposits                       1,782,386        64,885         4.87%       1,409,148        55,847        5.29%
Federal Home Loan Bank advances                     7,582           265         4.66               --            --          --
Short-term borrowings and notes payable            53,095         2,267         5.71           69,273         3,232        6.23
Long-term debt - trust preferred securities        51,050         3,863        10.09           38,948         2,855        9.77
                                            ---------------- ------------- ----------    --------------- ------------- ---------
   Total interest-bearing liabilities           1,894,113        71,280         5.03%       1,517,369        61,934        5.45%
                                            ---------------- ------------- ----------    --------------- ------------- ---------

Tax equivalent net interest income                             $ 55,069                                    $ 44,769
                                                             =============                               =============
Net interest margin                                                             3.57%                                      3.67%
                                                                           ==========                                  =========
Core net interest margin(3)                                                     3.82%                                      3.90%
                                                                           ==========                                  =========
-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. This total adjustment is $648,000 and $412,000 for the nine-month periods ended September 30, 2001 and 2000, respectively.
(3) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for the Company. Tax-equivalent net interest income for the quarter ended September 30, 2001 totaled $19.4 million, an increase of $3.6 million, or 23%, as compared to the $15.8 million recorded in the same quarter of 2000. This increase mainly resulted from loan growth and the issuance of $22.2 million of common equity in June 2001, and was offset in part by lower yields. Tax-equivalent interest and fees on loans for the quarter ended September 30, 2001 totaled $38.6 million, an increase of $4.3 million, or 13%, over the prior year quarterly total of $34.3 million. This growth was predominantly due to a $396 million, or 27%, increase in average total loans.

Net interest margin represents net interest income as a percentage of the average earning assets during the period. For the third quarter of 2001, the net interest margin was 3.46%, a decrease of 16 basis points when compared to the margin of 3.62% in the prior year quarter. This decrease resulted primarily from the effects of continued decreases in short-term rates causing some compression in the spread between the rates on interest bearing liabilities and interest earning assets. Compression results when deposit rates cannot be reduced commensurate with changes in market rates due to the rates paid on certain deposit accounts being lower than the change in the market rates. The core net interest margin, which excludes the interest expense on the Company's trust preferred securities, was 3.69% for the third quarter of 2001, and decreased 23 basis points when compared to the prior year quarterly core margin of 3.92%.

The yield on total earning assets for the third quarter of 2001 was 7.64% as compared to 8.96% in 2000, a decrease of 132 basis points resulting primarily from the effect of decreases in general market rates on liquidity management assets and loans. The third quarter 2001 loan yield of 8.29% decreased 110 basis points when compared to the prior year quarterly yield of 9.39% and was due primarily to lower market rates. The average prime lending rate for the third quarter of 2001 was 6.57%, reflecting a decrease of 293 basis points compared to the average prime lending rate of 9.50% for the third quarter of 2000. The Company's loan portfolio does not re-price in a parallel fashion to changes in the prime rate due to a portion of the portfolio being longer-term fixed rate loans.

The rate paid on interest-bearing deposits averaged 4.43% for the third quarter of 2001 versus 5.58% for the same quarter of 2000, a decrease of 115 basis points. This decrease was caused primarily by continued decreases in market rates. During the third quarter of 2001 the Banks borrowed $30 million in Federal Home Loan Bank advances at a fixed rate of 4.66%. The Banks will continue to evaluate further advances from the Federal Home Loan Bank as a funding source in the future. The rate paid on short-term borrowings and notes payable decreased 150 basis points to 4.94% in the third quarter of 2001 as compared to 6.44% in the same quarter of 2000. The trust preferred securities have fixed rates of interest averaging 10.09%

For the first nine months of 2001, tax-equivalent net interest income totaled $55.1 million and increased $10.3 million, or 23%, over the $44.8 million recorded in the same period of 2000. This increase was also mainly due to the growth in the Company's earning asset base. Interest and fees on loans, on a tax equivalent basis, totaled $113.4 million for the first nine months of 2001, and increased $19.1 million, or 20%, over the same period of 2000. Average loans for the first nine months of 2001 grew $355 million, or 26%, over the average for the first nine months of 2000. The net interest margin for the first nine months of 2001 was 3.57%, a decrease of 10 basis points when compared to the same period in 2000. The core net interest margin for the first nine months of 2001 was 3.82%, a decrease of eight basis points from the same period of 2000. Consistent with the third quarter margin, the year-to-date margin decrease was mainly the result of sustained decreases in short-term interest rates.

NON-INTEREST INCOME

For the third quarter of 2001, non-interest income totaled $7.1 million and increased $2.6 million, or 58%, over the prior year quarter. Significant increases were realized in fees from the origination and sale of mortgage loans into the secondary market, gains from the sale of premium finance receivables and income from certain covered call option transactions.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended September 30, 2001, these fees totaled $1.7 million, an increase of $933,000, or 118%, from the prior year quarter. This increase was due to significantly higher levels of mortgage origination volumes, particularly refinancing activity, caused by the recent decreases in mortgage interest rates. Management anticipates that the high levels of refinance activity will continue though the end of the year, and may taper off to more normalized levels in 2002 barring any further reductions in mortgage interest rates.

The administrative services revenue contributed by Tricom added $995,000 to total non-interest income in the third quarter of 2001, a decrease of $189,000 from the prior year quarter. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue growth at Tricom has stagnated in recent quarters due to the general slowdown in the economy and the reduction in the placement of temporary staffing individuals by Tricom's customers. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

As a result of continued strong loan originations during the third quarter of 2001, the Company sold approximately $64 million of premium finance receivables to an unrelated third party and recognized gains of $1.3 million related to this activity, compared to the sale of $39 million of premium finance receivables in the third quarter of 2000 that resulted in gains of $640,000. The Company currently has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the third quarter of 2001, the ratio was approximately 87%. Accordingly, the Company sold excess premium finance receivables volume to an unrelated third party financial institution. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

Service charges on deposit accounts totaled $637,000 for the third quarter of 2001, an increase of $159,000, or 33%, when compared to the same quarter of 2000. This increase was due to a higher deposit base and a larger number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Trust fees totaled $486,000 for the third quarter of 2001, reflecting a decrease of $22,000, over the same quarter of 2000. The down-turn in the stock market over the past year has had a negative impact on the valuation of the equity securities under management, similar to that of the broader market, and the fees earned thereon. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. However, as the introduction of expanded trust and investment services continues to unfold, it is expected that overhead levels will be high when compared to the fee income that is generated. It is anticipated that trust fees will eventually increase to a level sufficient to absorb this overhead within the next few years.

Other non-interest income for the third quarter of 2001 totaled $2.1 million and increased $1.1 million, or 114%, over the prior year quarterly total of $960,000. This increase was due primarily to a $782,000 increase in premium income from certain covered call option transactions. The Company routinely enters into these transactions with the goal of enhancing its overall return on its investment portfolio. The Company generally writes the call options against certain U.S. Treasury and agency issues held in its portfolio for liquidity and other purposes. The premium income from these covered call option transactions totaled $1.1 million in the third quarter of 2001 and $349,000 in the same period of 2000. Rental income from equipment leases totaled $378,000 in the third quarter of 2001 and $348,000 in the third quarter of 2000.

For the first nine months of 2001, total non-interest income was $21.3 million and increased $8.1 million, or 61%, when compared to the same period in 2000. This increase was primarily the result of a $3.2 million increase in fees from the sale of mortgage loans, a $2.8 million increase in premium income from covered call option transactions and a $779,000 increase in gains on the sale of premium finance receivables. Also contributing to the increase in other non-interest income were increases of $409,000 in securities gains and $364,000 in deposit service charges. These increases were partially offset by a decrease of $201,000 in administrative services revenue generated by Tricom.


NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2001 totaled $16.3 million and decreased $1.8 million from the third quarter 2000 total of $18.1 million. The prior year third quarter results reflect a non-recurring charge of $4.5 million attributable to a fraud perpetrated against the Company's premium finance subsidiary. Excluding this non-recurring charge, non-interest expense increased $2.7 million, or 20%, from the prior year quarter. The continued growth and expansion of the de novo banks with two additional branches, the opening of the Company's seventh de novo bank (Northbrook Bank & Trust) in November 2000 and the growth in the premium finance business were the primary causes for this increase. Since September 30, 2000, total deposits have grown 27% and total loan balances have risen 24%, requiring higher levels of staffing and other costs to both attract and service the larger customer base.

Salaries and employee benefits expense totaled $9.0 million for the third quarter of 2001, an increase of $1.9 million, or 27%, as compared to the prior year quarter total of $7.1 million. This increase was primarily due to the opening of the Northbrook Bank & Trust and two additional banking offices, increased staffing at the premium finance subsidiary, increases in commissions paid related to fees on mortgage loans sold and normal salary increases.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year quarter due to the general growth of the Company and the opening of several new banking facilities. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationery and supplies and other sundry expenses, also increased when compared to the prior year quarter due mainly to the factors mentioned earlier.

On a year-to-date basis, non-interest expense totaled $48.6 million compared to $43.1 million for the first nine months of 2000. Excluding the non-recurring charge of $4.5 million recorded in the third quarter of 2000, non-interest expense increased $10.0 million, or 26%, from the same period in 2000. This increase was predominantly due to the continued growth of loan and deposit accounts, the opening of additional banking offices, increases in commissions paid to mortgage loan originators and increased staffing at the Company's premium finance subsidiary.

ASSET QUALITY

Allowance for Possible Loan Losses

A reconciliation of the activity in the balance of the allowance for possible loan losses for the three and nine months ended September 30, 2001 and 2000 is shown as follows (dollars in thousands):

                                                  THREE MONTHS ENDED                           NINE MONTHS ENDED
                                                     SEPTEMBER 30,                               SEPTEMBER 30,

                                              2001                   2000                2001                  2000
                                       -------------------     ----------------     -----------------     -----------------


 Balance at beginning of period              $  12,111             $  9,792              $ 10,433               $  8,783

 Provision for possible loan losses              2,100                1,307                 6,002                  3,671

 Charge-offs
  Core banking loans                               402                  312                   810                    758
  Indirect automobile loans                        251                  348                   741                    979
  Tricom finance receivables                        --                   --                    --                     73
  Premium finance receivables                      751                  288                 2,299                    647
                                       -------------------     ----------------     -----------------     -----------------
     Total charge-offs                           1,404                  948                 3,850                  2,457
                                       -------------------     ----------------     -----------------     -----------------
 Recoveries
  Core banking loans                               152                   10                   156                     21
  Indirect automobile loans                         62                   47                   151                    120
  Tricom finance receivables                        --                   --                    --                     --
  Premium finance receivables                       73                   23                   202                     93
                                       -------------------     ----------------     -----------------     -----------------
      Total recoveries                             287                   80                   509                    234
                                       -------------------     ----------------     -----------------     -----------------

  Net charge-offs                               (1,117)                (868)               (3,341)                (2,223)
                                       -------------------     ----------------     -----------------     -----------------

  Balance at September 30                    $  13,094             $ 10,231             $  13,094              $  10,231
                                       ===================     ================     =================     =================

  Loans at September 30                                                               $ 1,847,724            $ 1,486,929
                                                                                    =================     ==================

  Allowance as a percentage of loans                                                            0.71%                 0.69%
                                                                                    =================     =================

  Annualized net charge-offs
    as a percentage of average:
        Core banking loans                                                                      0.07%                 0.12%
        Indirect automobile loans                                                               0.41%                 0.48%
        Tricom finance receivables                                                                 --                 0.48%
        Premium finance receivables                                                             0.79%                 0.28%
            Total loans                                                                         0.26%                 0.22%
                                                                                    =================     =================
        Annualized provision for
            possible loan losses                                                               55.66%                60.55%
                                                                                    =================     =================

The provision for possible loan losses totaled $2.1 million for the third quarter of 2001, an increase of $793,000 from the $1.3 million recorded a year earlier. For the first nine months of 2001, the provision totaled $6.0 million and increased $2.3 million from the prior year total. The higher provisions in 2001 were the result of overall growth in the loan portfolio of 24% compared to September 30, 2000 and a higher level of net charge-offs for the first nine months of 2001 compared to 2000 in the premium finance receivables portfolio.

Management believes the allowance for possible loan losses is adequate to provide for probable losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for possible loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Past Due Loans and Non-performing Assets
----------------------------------------
The following table sets forth the Company's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table (dollars in thousands).

                                                          SEPTEMBER 30,         June 30,         December 31,        September 30,
                                                              2001                2001               2000                2000
                                                              ----                ----               ----                ----
Past Due greater than 90 days
     and still accruing:
      Core banking loans:
         Residential real estate and home equity               $   928             $   389             $   --            $    182
         Commercial, consumer and other                            495                 866                651                 357
      Indirect automobile loans                                    384                 372                397                 323
      Tricom receivables                                            --                  --                 --                  --
      Premium finance receivables                                3,131               2,982              4,306               2,107
                                                       ------------------  ------------------ ------------------  ------------------
          Total                                                  4,938               4,609              5,354               2,969
                                                       ------------------  ------------------ ------------------  ------------------

Non-accrual loans:
      Core banking loans:
         Residential real estate and home equity                   869                 411                153                  97
         Commercial, consumer and other                            900                 978                617                 503
      Indirect automobile loans                                    364                 274                221                 271
      Tricom receivables                                           207                 112                 --                  --
      Premium finance receivables                                6,042               6,392              3,338               3,232
                                                       ------------------  ------------------ ------------------  ------------------
          Total non-accrual loans                                8,382               8,167              4,329               4,103
                                                       ------------------  ------------------ ------------------  ------------------

Total non-performing loans:
      Core banking loans:
         Residential real estate and home equity                 1,797                 800                153                 279
         Commercial, consumer and other                          1,395               1,844              1,268                 860
      Indirect automobile loans                                    748                 646                618                 594
      Tricom receivables                                           207                 112                 --                  --
      Premium finance receivables                                9,173               9,374              7,644               5,339
                                                       ------------------  ------------------ ------------------  ------------------
          Total non-performing loans                            13,320              12,776              9,683               7,072
                                                       ------------------  ------------------ ------------------  ------------------

Other real estate owned                                            244                 100                 --                   -
                                                       ------------------  ------------------ ------------------  ------------------

Total non-performing assets                                   $ 13,564            $ 12,876           $  9,683            $  7,072
                                                       ==================  ================== ==================  ==================

Total  non-performing  loans by  category
  as a  percent  of its own  respective category:
      Core banking loans:
         Residential real estate and home equity                    0.46%               0.22%              0.05%               0.09%
         Commercial, consumer and other                             0.15%               0.21%              0.18%               0.13%
      Indirect automobile loans                                     0.39%               0.34%              0.30%               0.27%
      Tricom receivables                                            1.08%               0.67%               --                  --
      Premium finance receivables                                   2.73%               2.71%              2.44%               1.85%
         Total non-performing loans                                 0.72%               0.71%              0.62%               0.48%
                                                       ==================  ================== ==================  ==================

Total non-performing assets as a
  percent of  total assets                                          0.54%               0.55%              0.46%               0.35%
                                                       ==================  ================== ==================  ==================

Allowance for possible loan losses as a
  percent of non-performing loans                                  98.30%              94.79%            107.75%             144.67%
                                                       ==================  ================== ==================  ==================

Non-performing Core Banking Loans

Total non-performing loans for the Company's core banking business were $3.2 million as of September 30, 2001 and were comprised of $1.8 million of residential real estate and home equity loans and $1.4 million of commercial, commercial real estate and consumer loans. The non-performing residential real estate and home equity loans increased $1.6 million from the December 31, 2000 balance and represented 0.46% of such outstanding loans at September 30, 2001. The non-performing commercial, commercial real estate and consumer loans increased $127,000 from the December 31, 2000 balance and represented 0.15% of such outstanding loans at September 30, 2001. Non-performing core banking loans consist primarily of a small number of commercial and real estate loans, which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management to monitor closely the status of these credits and work with the borrowers to resolve these problems effectively.


Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of September 30, 2001 and 2000, and the amount of net charge-offs for the nine months then ended.

                                                                                  SEPTEMBER 30,          September 30,
                                                                                       2001                   2000
                                                                               ---------------------  ---------------------

     Non-performing premium finance receivables                                          $9,173,000        $5,339,000
      - as a percent  of premium finance receivables                                          2.73%              1.85%


     Net charge-offs of premium finance receivables                                      $2,097,000        $ 554,000
      - annualized as a percent of premium finance receivables                                0.79%              0.28%


The level of non-performing premium finance receivables, although higher than levels at December 31, 2000 and September 30, 2000, has declined since the levels at March 31, 2001 and June 30, 2001. Non-performing premium finance receivables were 2.73% of total premium finance receivables outstanding at September 30, 2001, compared to 2.71% at June 30, 2001 and 3.22% at March 31, 2001. As noted in the Company's first and second quarter earnings releases, the Company eliminated more than 1,300 relationships with insurance agencies that were referring business to our premium finance subsidiary that had relatively small balances and higher than normal delinquency rates. Approximately two-thirds of the premium finance receivables that were written off during the year were from cancelled agency relationships. The business associated with those accounts is gradually becoming a less significant percent of the entire portfolio and should be nearly extinguished by the end of the current fiscal year. Because of the longer-term nature of converting collateral to cash in this industry (generally 60-150 days), we anticipated that delinquencies would decline in the second and third quarters of 2001. The effect of curtailing the business from these insurance agencies has taken slightly longer than expected. We do continue to see progress in this portfolio and we continue to expect the level of non-performing loans related to this portfolio to decline again in the next quarter.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, the Company has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $748,000 at September 30, 2001, compared to $618,000 at December 31, 2000 and $594,000 at September 30, 2000. The ratio of these non-performing loans to total indirect automobile loans was 0.39% at September 30, 2001, 0.30% at December 31, 2000 and 0.27% at
September 30, 2000. As noted in the Allowance for Possible Loan Losses table, net charge-offs as a percent of total indirect automobile loans decreased from 0.48% in the first nine months of 2000 to 0.41% in the first nine months of 2001. Despite the increase in the level of non-performing loans, these ratios continue to be below standard industry ratios for this type of loan category. Due to the impact of the current economic and competitive environment surrounding this portfolio, management has been reducing the level of new indirect automobile loans originated. Indirect automobile loans at September 30, 2001 were $191 million, a decrease of $27 million, or 13%, from a year ago.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors, that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.